EXHIBIT 99.1

                                  PRESS RELEASE



NATIONAL BANCORP OF ALASKA AND WELLS FARGO & COMPANY SIGN LETTER OF INTENT FOR WELLS FARGO AND NBA TO MERGE

ANCHORAGE, Alaska and SAN FRANCISCO, California, December 21, 1999 -- National Bancorp of Alaska, Inc. (NASDAQ: NBAK) and Wells Fargo & Company (NYSE: WFC) said today they have signed a letter of intent for the merger of National Bancorp of Alaska with Wells Fargo. The letter of intent is subject to a definitive agreement, approval by National Bancorp of Alaska's shareholders and regulatory approval.

If a definitive agreement is signed, the merger, which requires approval from banking regulators and National Bancorp of Alaska shareholders, could be completed in the second quarter of next year. The letter of intent contemplates a tax-free exchange of Wells Fargo common stock for the stock of National Bancorp of Alaska shareholders valued at $30 per share of National Bancorp of Alaska's stock, for a total purchase price of approximately $907 million.

"Over the past 83 years, our company has grown and prospered by investing in the people and businesses of Alaska, and helping them succeed financially," said Chairman Edward Rasmuson. "These discussions came about as a result of a number of considerations. First, the challenge of a regional bank surviving with the changing financial climate that is upon us. To adequately compete, I have always said that we need to be part of a large financial company. Second, there is a definite need to provide ready liquidity for all our stockholders.

"The decision to sell was not easy, but we are confident that our choice of Wells Fargo is the right one for all of our constituencies -- our employees, customers, communities and stockholders. Over the last few years, we have had the privilege of getting to know Dick Kovacevich and his outstanding management team at Wells Fargo. We believe the new Wells Fargo, with its customer and community focus, innovative technology, diversity of businesses and financial strength, is the ideal partner for us as we prepare for the challenges and opportunities of the next century.

"Assuming there is a definitive agreement and the transaction receives all necessary approvals, our name would change to Wells Fargo, but we would still be Alaska's bank," said Rasmuson. "Our customers would continue to enjoy the same great personal service delivered by the same committed and professional people they've come to know and trust over the years. Our commitment to our communities across Alaska would continue to grow under the new Wells Fargo. Our people, who live and work in their communities, and know their markets better than anyone else, would continue to make decisions locally."


"We're excited about the prospect of joining with Alaska's premier financial services company," said Wells Fargo President and CEO Dick Kovacevich. "We have the greatest admiration for the outstanding banking franchise that three generations of the Rasmuson family have built in Alaska and the historic role they've played in the development of Alaska's economy and culture. It's one of the great success stories of American free enterprise."


National Bancorp of Alaska, headquartered in Anchorage, is Alaska's largest banking company. It has more than $3 billion in assets and 1,250 employees. Its principal subsidiary, National Bank of Alaska, has the state's most


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extensive  network of banking branches (53) and automated teller machines (130), in 29 Alaskan communities, and a full-service branch in Seattle, Wash. The company also has insurance, mortgage and leasing subsidiaries.

The history of National Bank of Alaska is closely entwined with three generations of Rasmusons. NBA began as Bank of Alaska in 1916 in Skagway, Alaska. Chairman Emeritus Elmer Rasmuson, 90, has been a part of National Bancorp of Alaska for more than 60 years, following in the footsteps of his father, who was an attorney for the bank in its early months and who took over as the bank's president in 1919. Elmer's son, Ed Rasmuson, was named president and CEO of the bank in 1975 and chairman of the board in 1985.

Wells Fargo is a $207-billion financial services company providing banking, investments, insurance, mortgage and consumer finance through almost 6,000 stores across North America, the industry's leading Internet site (www.wellsfargo.com) and other distribution channels across North America and elsewhere internationally.

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